                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  December 12, 1997

                         INTEGRATED ORTHOPAEDICS, INC.
            -------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                                     TEXAS
                                     -----
                (State or other jurisdiction of incorporation)


        1-10677                                       76-0203483
        -------                                       ----------
(Commission File Number)                 (I.R.S. Employer Identification No.)


                          5858 Westheimer, Suite 500
                             Houston, Texas  77057
                             ---------------------
                    (Address of principal executive office,
                              including zip code)

      Registrant's telephone number, including area code:  (713) 225-5464

                   ----------------------------------------
         (former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

Effective December 12, 1997, the Company entered into a Securities Purchase Agreement with two certain investors pursuant to which the Company obtained gross proceeds of $25 million. The Company anticipates that the proceeds will be used primarily as part of the Company's acquisition capital for its establishment of affiliations with orthopaedic specialists in select markets in the United States. In connection with the transaction, the Company issued (i) 250,000 shares of a new series of Series B Preferred Stock (the "Series B Preferred") of the Company, which Series B Preferred shares can be converted initially into 4,166,667 shares of the Company's Common Stock (at a conversion rate of $6.00 per share) and (ii) warrants (the "Warrants") to purchase, initially, up to five million additional shares of the Company's Common Stock. The Series B Preferred entitles the holders to elect three of the eight directors constituting the Company's board of directors, and, under certain circumstances, a majority of the members of the board. In addition, the holders of the Series B Preferred have the right to vote with the holders of the Company's Common Stock on an as-converted basis on all matters except for election of the other five board members. The Warrants are not presently vested and have no exercise rights upon the initial issuance, but rather vest after December 31, 1999, subject to certain adjustments. Pursuant to the terms of the Warrants, the Company may cause expiration of some or all Warrants before they have vested by achieving certain annual financial performance criteria through the year 1999. If any of the Warrants actually vest, the Warrants may be exercised only during the five-year period beginning on July 1, 2000 and ending on July 1, 2005. The initial exercise price of any vested Warrants is $8.00 per share. Both the Series B Preferred and the Warrants contain provisions that could result in conversion of the Series B Preferred or exercise of any vested Warrants at a per share price lower than $6.00 per share; provided, however, such provisions shall not be effective without the approval of the Company's shareholders (excluding for the purposes of such vote, the holders of the Series B Preferred).

Due to the accounting treatment for the issuance of the Series B Preferred and Warrants pursuant to generally accepted accounting principals (GAAP), it is expected that the Company will take charges to retained earnings in the fourth quarter of 1997. Net income for 1997 will not be affected by this charge. The one-time accounting charge associated with issuance of the Series B Preferred is estimated at approximately $9.4 million, representing an implied dividend equal to the $2.25 per share difference between the initial $6.00 conversion price for the Series B Preferred and the $8.25 per share market value of the Company's Common Stock on the date of the closing of the transaction. The one-time accounting charge to be taken in connection with the issuance of the Warrants requires a third party valuation that has not been completed to date. The charge to retained earnings attributable to the issuance of the Warrants will be determined by multiplying the projected value per each common stock equivalent by the five million shares underlying the Warrants.

At the same time, the Company terminated contracts to manage Occupational Medicine Associates of Houston P.A. and Physicare, L.L.P., both located in Houston, Texas. The Company does not believe that these two affiliated practices fit strategically with the Company's group practice acquisition model. For the nine months ending September 30, 1997, these operations had revenues of $2 million and contributed $100,000 in management fees to the Company. In connection with these contract terminations, the Company will take a one-time charge of approximately $450,000 before taxes.

In connection with these transactions, the Company has repaid all of the outstanding loans due to Wells Fargo Bank in the amount of of approximately $625,000, and has terminated its loan facilities with Wells Fargo Bank.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

      (c)  Exhibits.

          4.01 Certificate of Designation and Determination of Rights and Preferences of Cumulative Convertible Preferred Stock, Series A of the Company.

          4.02 Certificate of Designations, Rights and Preferences of Series B Convertible, Non-Redeemable Preferred Stock of the Company.

          4.03 Warrant Agreement dated as of December 12, 1997, by and among the Company, FW Integrated Orthopaedics Investors, L.P. and FW Integrated Orthopaedics Investors II, L.P.

          4.04 Warrant Certificate dated December 12, 1997, issued to FW Integrated Orthopaedics Investors, L.P.

          4.05 Warrant Certificate dated December 12, 1997, issued to FW Integrated Orthopaedics Investors II, L.P.

          99.01* Securities Purchase Agreement dated as of December 12, 1997, by and among the Company, FW Integrated Orthopaedics Investors, L.P., FW Integrated Orthopaedics Investors II, L.P. and certain other signatories.

          99.02 Registration Rights Agreement dated as of December 12, 1997, by and among the Company, FW Integrated Orthopaedics Investors, L.P. and FW Integrated Orthopaedics Investors II, L.P.

          99.03* Termination Agreement dated as of November 30, 1997, by and among the Company, IOI Management Services of Houston, Inc., Physicare, L.L.P., William F. Donovan, M.D., Northshore Orthopaedics Assoc. and Occupational Medicine Associates of Houston, P.A.

          99.04* Donovan Termination Agreement dated as of December 12, 1997, by and among Physicare, L.L.P., William F. Donovan, M.D., Northshore Orthopaedics Assoc. and Occupational Medicine Associates of Houston, P.A.

        * Schedules and exhibits have been omitted from the above listed agreements. The Company agrees to furnish a supplementary copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    INTEGRATED ORTHOPAEDICS, INC.
                                         (Registrant)


Date:  December 29, 1997            By: /s/ Jeff R. Casey
                                       ------------------------------------
                                       Jeff R. Casey, Senior Vice President